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                                  Exhibit 23.2







INDEPENDENT AUDITORS' CONSENT



We consent to the use in this Amendment No. 1 to Registration Statement
No. 333-49029 of Osage Systems Group, Inc. on Form SB-2 of our report dated February 20, 1998, except for certain information in Note 1 to the consolidated financial statements, as to which the date is March 10, 1998, and certain information in Note 10 to the consolidated financial statements, as to which the date is March 17, 1998, appearing in the Prospectus, which is part of such Registration Statement.


We also consent to the reference to us under the heading "Experts" in such Prospectus.


DELOITTE & TOUCHE LLP
Phoenix, Arizona


May 11, 1998